Exhibit 10.72
QAD INC.
100 Innovation Place
Santa Barbara, CA 93108
USA
Tel: +1.805.566.6000
Fax: +1 805.566.4202
http://www.qad.com
Human Resources
CA Fax + 805 566 6091
October 10, 2008
Daniel Lender
40 Alston Place
Santa Barbara, CA 93108
Dear Daniel:
We are pleased to offer you the position of Chief Financial Officer (CFO) for QAD. This full time exempt position will report to Karl Lopker, Chief Executive Officer (CEO). You will be working out of our corporate QAD office located in Santa Barbara, CA. Your primary job responsibilities will be discussed with you in more detail after you have commenced employment. We anticipate your date of hire to be on or before November 15, 2008.
Compensation:
Your gross base salary per pay period (24 periods per year) will be $14,583.33 (equates to $350,000 annually). You will also be eligible to participate in the QAD Bonus Plan at $200,000 potential which is based on achievement of specific objectives. Complete details of the plan will be discussed and provided to you following your hire. Your on-target earning goal, base plus bonus, will be $550,000.00 per annum.
Sign-on Bonus:
You will also receive a $50,000 sign-on bonus contingent on your being able to commence employment on or before November 15, 2008. The bonus will be paid out on the first paycheck following your hire date (or within 30 days of your hire date) and will be subject to all laws of taxation and income reporting. You agree to repay this amount in full, in the event you resign from QAD during the first 12 months of employment.
Stock-settled stock appreciation rights (“SARs”) and Restricted Stock Units (RSUs):
A 100,000-share initial-hire grant of stock-settled stock appreciation rights (“SARs”) has been submitted for approval to the Board of Directors. The share price for the SARs will be based on the fair market value of QAD stock on the later of your start date or the date of approval by the Board of Directors. Your SARs will vest over a four-year period, one-fourth of the grant (25%) on each of the first four anniversaries of the grant date.
Also, a 210,000-share initial-hire grant of restricted stock units (RSUs) has been submitted for approval to the Board of Directors. Your RSUs will vest over a four-year period, one-fourth of the grant (25%) on each of the first four anniversaries of the grant date.

Daniel Lender
October 10, 2008

In addition, at the next annual grant period, 40,000-share grant of restricted stock units (RSUs) will be submitted for approval to a representative of the Board of Directors.
Benefits:
As a full-time employee, you are eligible to participate in the following current benefits: health, dental, life, short term and long term disability insurance, flexible spending accounts, and a 401(K) plan. All insurance benefits and the flexible spending account eligibility begin on your date of hire. Voluntary life insurance is available on the first day of the month following your date of hire.
In addition to the benefits noted above, you will be eligible to participate in other company benefits currently being offered. As a rehire, your PTO accrual rate will be reinstated at rate consistent with no break in service. Your new-hire package will contain detailed information pertaining to the benefits and programs listed above.
Termination:
Should you be terminate for reasons other than for cause, you will be offered a Separation and Release of All Claims agreement with payment terms equal to 12 months base salary.
Change in Control:
QAD will offer you a Change in Control Agreement consistent with Board approval for the position of CFO.
Other:
Pursuant to Federal law, you will need to provide evidence of your eligibility to work in the United States within three days from your initial hire date. Examples of acceptable documentation commonly used include a Passport or Driver’s License AND a Social Security card (see “List of Acceptable Documents” attached to the I-9 document.) For Payroll purposes, we require a copy of your social security card. If you do not have your social security card available, please provide verification from your local Social Security office that a replacement card has been requested. Please be prepared to provide this documentation at your new hire orientation.
Except as expressly noted in this letter, your employment with QAD will be subject to all of the Company’s usual policies and practices. Consistent with these policies and practices, employment with QAD, Inc. is ‘at-will’ and you or the Company may terminate employment at any time for any reason.
You represent and warrant that you are free to accept this offer of employment and that you doing so does not breach any contract or agreement which you have with any other entity and is not in violation of any legal duty you have to any other entity.
Please sign this letter in the space provided as an indication of your acceptance of this offer and return it to Murray Ray, 100 Innovation Place, Santa Barbara, CA 93108.

Daniel Lender
October 10, 2008

Daniel, we look forward to your re-joining the QAD team. We believe you will enjoy the challenges and opportunities that lie ahead in our dynamic business and that you have the skills and talent necessary to be a strong contributor to our mutual growth.
Sincerely,

/s/ Murray Ray	/s/ Karl Lopker
Murray Ray Chief People Officer QAD Inc.	Karl Lopker CEO QAD Inc.

I,	/s/ Daniel Lender	accept the position as offered above on:	10 October, 2008.	I will commence employment on:	20 October, 2008.
	Signature		Acceptance Date		Hire Date
If you accept this offer of employment, please let us know exactly how you want your name listed on QAD internal phone and e-mail lists. Please state one primary name and one last name.

DANIEL LENDER
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